UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2017

Antero Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36719	46-4109058
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 Wynkoop Street
Denver, Colorado 80202
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 357-7310

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                   Results of Operations and Financial Condition.

The information described under “Preliminary Fourth Quarter 2016 Results” in Item 8.01 is incorporated in this Item 2.02 by reference.

The information furnished pursuant to this Item 2.02 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not be incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), unless specifically identified therein as being incorporated therein by reference.

Item 7.01                   Regulation FD Disclosure.

On February 6, 2017, Antero Midstream Partners LP (the “Partnership”) issued a press release announcing the formation of a joint venture with MarkWest Energy Partners, L.P., a wholly owned subsidiary of MPLX, LP, to develop processing and fractionation assets in Appalachia and announcing increased 2017 guidance. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, and will not be incorporated by reference into any filing under the Exchange Act or the Securities Act, unless specifically identified therein as being incorporated therein by reference.

Item 8.01                   Other Events.

Strategic Processing and Fractionation Joint Venture

On February 6, 2017, Antero Midstream LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Midstream Operating”), entered into agreements with MarkWest Liberty Midstream & Resources, L.L.C. (“MW Liberty”), a Delaware limited liability company and wholly owned subsidiary of MarkWest Energy Partners, L.P., under which (i) Midstream Operating acquired a 50% interest in Sherwood Midstream LLC, a newly formed Delaware limited liability company (“Sherwood Midstream”), which will construct and own gas processing facilities, (ii) Sherwood Midstream acquired an ownership interest in Sherwood Midstream Holdings LLC, a newly formed Delaware limited liability company (“Sherwood Holdings”), which owns and will construct certain assets that operationally support the gas processing facilities owned by Sherwood Midstream as well as certain gas processing facilities owned by MW Liberty, and (iii) Sherwood Midstream acquired a Class B ownership interest in MarkWest Ohio Fractionation Company, L.L.C., a Delaware limited liability company and wholly owned subsidiary of MarkWest Energy Partners, L.P. (“Ohio Fractionation”), which owns certain fractionation facilities.  In connection with the above transactions, Sherwood Midstream will receive processing and fractionation fees for gas processed on behalf of customers, including Antero Resources Corporation (“Antero Resources”), utilizing Sherwood Midstream’s processing facilities and propane and heavier natural gas liquids fractionated utilizing fractionation capacity relating to Sherwood Midstream’s Class B interests in Ohio Fractionation.

As a result of the transactions described above, each of MW Liberty and Midstream Operating owns a 50% membership interest in Sherwood Midstream. The day-to-day management and operation of each of Sherwood Midstream, Sherwood Holdings and Ohio Fractionation will be provided by MW Liberty, but certain fundamental actions, including, among others, the combination or merger of Sherwood Midstream or any of its subsidiaries with or the sale of substantially all of the assets of Sherwood Midstream to a third party, will require the approval of both Midstream Operating and MW Liberty.  Midstream Operating paid approximately $155 million for its 50% interest in Sherwood Midstream. In addition, Sherwood Midstream acquired a 21% membership interest in Sherwood Holdings in exchange for approximately $43 million, of which approximately $21.5 million is attributable to the consideration paid by Midstream Operating. Sherwood Midstream acquired a membership interest in Ohio Fractionation in exchange for approximately $125 million, of which approximately $62.5 million is attributable to the consideration paid by Midstream Operating.

Also on February 6, 2017, Midstream Operating and Antero Resources amended and restated the Right of First Offer Agreement, by and between Antero Resources and Midstream Operating, dated as of November 10, 2014

(as amended and restated, the “A&R ROFO Agreement”), in order to, among other things, amend the list of conflicting dedications set forth in such agreement to include the gas processing arrangement described above.  The foregoing description of the A&R ROFO Agreement is qualified in its entirety by reference to the full text of the A&R ROFO Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Preliminary Fourth Quarter 2016 Results

On February 6, 2017, the Partnership disclosed the following preliminary unaudited financial results for the three months ended December 31, 2016.  The information presented below is based upon information available to the Partnership as of the date of this Current Report on Form 8-K and is not a comprehensive statement of the Partnership’s financial results. These are preliminary unaudited financial results. The Partnership’s completed results to be reported for the three months ended December 31, 2016 may differ materially from this preliminary data. During the course of the preparation of the Partnership’s combined consolidated financial statements and related notes to be included in its Annual Report on Form 10-K for the year ended December 31, 2016, additional adjustments to the preliminary financial information presented below may be identified. Any such adjustments may be material.

Based on preliminary analysis of the financial results for the three months ended December 31, 2016, the Partnership expects net income to be between $72.6 million and $73.8 million and Adjusted EBITDA to be between $124.9 million and $127.0 million, respectively.  Additionally, the Partnership expects distributable cash flow (“DCF”) to be between $104.8 million and $106.6 million, which represents a DCF coverage ratio between 1.82x and 1.85x on the $0.28 per unit distribution declared on January 11, 2017 with respect to the fourth quarter of 2016.

The following reconciles net income to Adjusted EBITDA and DCF based on these preliminary financial results for the three months ended December 31, 2016:

Reconciliation of Net Income to Adjusted EBITDA and DCF	Three Months Ended December 31, 2016
(Dollars in thousands):	Low		High

Net Income	$72,600	—	73,800
Interest expense	8,900	—	9,100
Depreciation expense	25,500	—	25,900
Accretion of contingent acquisition consideration	6,000	—	6,100
Equity-based compensation expense	6,600	—	6,700
Equity in earnings of unconsolidated affiliate	1,500	—	1,600
Distributions from unconsolidated affiliate	7,600	—	7,700
Gain on asset sale	(3,800)	—	(3,900)
Adjusted EBITDA	$124,900	—	127,000
Cash interest paid, net — attributable to the Partnership	(1,700)	—	(1,800)
Senior note interest withholding(1)	(10,400)	—	(10,500)
Income tax withholding upon vesting of equity-based compensation awards(2)	(2,600)	—	(2,600)
Maintenance capital expenditures(3)	(5,400)	—	(5,500)
Distributable cash flow	$104,800	—	106,600

Total distributions declared	$57,634	—	57,634

DCF coverage ratio	1.82x	—	1.85x

(1)         Senior note interest withholding represents accrued interest expense on the Partnership’s 5.375% senior notes due 2024 outstanding during the period that is paid semi-annually on March 15th and September 15th of each year.

(2)         Represents cash payment for income tax withholding attributable to vesting of equity-based compensation awards under the Antero Midstream Partners LP Long-Term Incentive Plan to be paid in the fourth quarter of 2016.

(3)         Maintenance capital expenditures represent that portion of the Partnership’s estimated capital expenditures associated with (i) the connection of new wells to the Partnership’s gathering and processing systems that the Partnership believes will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water distribution to new wells necessary to maintain the average throughput volume on the Partnership’s systems.

The Partnership views Adjusted EBITDA as an important indicator of the Partnership’s performance.  The Partnership defines Adjusted EBITDA as net income before equity-based compensation expense, interest expense, depreciation expense, accretion of contingent acquisition consideration, excluding equity in earnings of unconsolidated affiliate and gain on sale of asset, and including cash distributions from unconsolidated affiliate.

The Partnership uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

The Partnership defines DCF as Adjusted EBITDA less cash interest paid, senior note interest withholding, income tax withholding payments and cash reserved for payments upon vesting of equity-based compensation awards and ongoing maintenance capital expenditures paid.  The Partnership uses DCF as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  DCF does not reflect changes in working capital balances.

Adjusted EBITDA and DCF are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and DCF is net income. The non-GAAP financial measures of Adjusted EBITDA and DCF should not be considered as alternatives to the GAAP measure of net income. Adjusted EBITDA and DCF are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect net income and Adjusted EBITDA. You should not consider Adjusted EBITDA and DCF in isolation or as a substitute for analyses of results as reported under GAAP. The Partnership’s definition of Adjusted EBITDA and DCF may not be comparable to similarly titled measures of other partnerships.

Item 9.01                   Financial Statements and Exhibits.

Exhibits

EXHIBIT	DESCRIPTION
10.1	Amended and Restated Right of First Offer Agreement, dated as of February 6, 2017, by and between Antero Resources Corporation and Antero Midstream LLC.
99.1	Antero Midstream Partners LP press release dated February 6, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTERO MIDSTREAM PARTNERS LP

	By:	Antero Resources Midstream Management, LLC,
its general partner

	By:	/s/ Glen C. Warren, Jr.
Glen C. Warren, Jr.
President

Dated: February 6, 2017

EXHIBIT INDEX

EXHIBIT	DESCRIPTION
10.1	Amended and Restated Right of First Offer Agreement, dated as of February 6, 2017, by and between Antero Resources Corporation and Antero Midstream LLC.
99.1	Antero Midstream Partners LP press release dated February 6, 2017.